TRANSFER AGENT
                                       AND
                        ADMINISTRATIVE SERVICES AGREEMENT


        This Agreement made this 1st day of July, 1999 by and between STRATUS FUND, INC., a Minnesota corporation (the "Fund"), and LANCASTER ADMINISTRATIVE SERVICES, INC., a Nebraska corporation (the "Administrator").

        WHEREAS, the Fund and the Administrator entered into that certain Amended Transfer Agent and Administrative Services Agreement dated July 1, 1995;

        WHEREAS, effective July 1, 1999, Consolidated Investments Corporation transferred to Farmers & Merchant Investments, Inc. all of the issued and outstanding stock of the Administrator;

        WHEREAS,  the  change  in  control  of  the  Administrator   effected  a
termination of the Amended Transfer Agent and Administrative Services Agreement dated July 1, 1995;

        WHEREAS, the Fund and the Administrator now desire to renew their business relationship;

        NOW,  THEREFORE,   in  consideration  of  the  mutual  covenants  herein
contained, the parties hereto agree as follows:

        1.     APPOINTMENT OF ADMINISTRATOR.

        Subject to the conditions set forth in this Agreement, the Fund hereby appoints the Administrator, and the Administrator accepts such appointment, to act as the Fund's Transfer Agent and Dividend Disbursing Agent and to administer the general affairs of the Fund and provide services to the shareholders of the Fund subject to the supervision of the Board of Directors of the Fund for the period and on the terms set forth herein. The Administrator agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth, for the compensation herein provided.


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        2.     DESCRIPTION OF ACCOUNTING SERVICES.

        The Administrator will perform the following accounting services:

        (a) Journalize the Fund's investment, capital share and income and expense activities;
        (b) Verify investment buy/sell trade tickets when received from the Fund's investment adviser and transmit trades to the Fund's custodian for proper settlement;
        (c)     Maintain individual ledgers for investment securities;
        (d)     Maintain historical tax lots for each security;
        (e) Reconcile cash and investment balances of the Fund with the custodian, and provide the Fund's investment adviser with the beginning cash balance available for investment purposes;
        (f) Update the cash availability throughout the day as required by the Fund's adviser;
        (g) Calculate various contractual expenses (e.g., advisory and custody fees);
        (h) Monitor the expense accruals and notify Fund management of any proposed adjustments;
        (i) Control all disbursements from the Fund and authorize such disbursements upon Written Instructions;
        (j)    Calculate capital gains and losses;
        (k)    Determine the Fund's net income;
        (l) Obtain security market quotes from independent pricing services approved by the Fund's adviser, or if such quotes are unavailable, then obtain such prices from the Fund's adviser, and in either case calculate the market value of the Fund's investments;

        (m) Transmit or mail copy of the daily portfolio valuation to the Fund's adviser;

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        (n)    Compute the net asset value of the Fund; and
        (o)    Compute  the  Fund's  yields,   total  return,   expense  ratios,
               portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.

        3.     DESCRIPTION OF ADMINISTRATIVE SERVICES.

               The Administrator will perform the following administrative services:

        (a) Furnish the Fund with office facilities at Administrator's offices, including such space, furniture, equipment and supplies as well as personnel sufficient to carry out the necessary administrative, clerical and bookkeeping functions for the Fund;
        (b)    Prepare quarterly broker security transaction summaries;
        (c) Prepare monthly security transaction listings and financial statements which will include the following items: Schedule of Investments, Statement of Assets and Liabilities, Statement of Operations, Statement of Changes in Net Assets, Cash Statement and Schedule of Capital Gains and Losses;
        (d) Prepare for the execution and filing of the Fund's federal and state income tax returns and Federal excise tax return;
        (e) Supply various Fund statistical data as requested on an ongoing basis;
        (f) Assist in the preparation of the Fund's semi-annual reports with the SEC on Form N- SAR;
        (g) Assist in the preparation of the Fund's annual and semi-annual shareholder reports;

        (h) Assist in the preparation of registration statements and other filings related to the registration of Shares; and
        (i) Monitor the Fund's status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended.

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        4.     DESCRIPTION OF TRANSFER AGENT SERVICES.

        The  Administrator  will perform the following  Transfer Agent services:

        (a)     Issue, transfer and cancel stock certificates;
        (b)     Maintain all shareholder accounts;
        (c)     Prepare annual shareholder meeting lists;
        (d)     Mail, receive and tabulate proxies;
        (e)     Mail shareholder reports and prospectuses;
        (f)     Withhold taxes on non-resident alien accounts;
        (g)     Disburse income dividends and capital gains distributions;
        (h) Prepare and file U.S. Treasury Department Form 1099 for all shareholders;
        (i) Prepare and mail confirmation forms to shareholders for all purchases and redemptions of Fund shares and other confirmable transactions in shareholders' accounts;
        (j) Record reinvestment of dividends and distributions in Fund shares; and
        (k) Cause redemptions of shares and disbursements to be made to redeeming shareholders.

        5.     COMPLIANCE WITH GOVERNMENT RULES AND REGULATIONS.

        The Administrator undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, and any laws, rules and regulations of governmental authority having jurisdiction with respect to all duties to be performed by the Administrator hereunder. Except as specifically set forth herein, the Administrator assumes no responsibility for such compliance by the Fund.



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        6.     EQUIPMENT FAILURE.

        The Administrator shall enter into with appropriate parties an agreement making reasonable provisions for the emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, the Administrator shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

        7.     FEES OF THE ADMINISTRATOR.

        For the services and facilities to be furnished by the Administrator hereunder, the Fund shall pay an annual fee of: 0.25% of the weekly average net asset value of each Portfolio of the Fund as ascertained each business day and paid monthly. Upon any termination of this Agreement before the end of any month, compensation for the period from the end of the last month ending prior to such termination to the date of termination shall be prorated according to the proportion which such period bears to a full month and shall be payable upon the date of termination. For the purpose of the Administrator's compensation, the net asset value of the Fund's Portfolios shall be computed in the manner specified in its Bylaws in connection with the determination of the net asset value of its shares.

        8.     INDEPENDENT CONTRACTOR.

        The Administrator shall, for all purposes herein, be an independent contractor and shall have no authority to act for or represent the Fund in any way unless otherwise provided. No agreement, bid, offer, commitment, contract or other engagement entered into by the Administrator whether on behalf of the Administrator or whether purported to have been entered into on behalf of the Fund shall be binding upon the Fund without its approval, and all acts authorized to be done by the



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Administrator  under  this  Agreement  shall  be  done  by it as an  independent contractor and not as an agent.

        9.     NON-EXCLUSIVE SERVICES OF THE ADMINISTRATOR.

        Except to the extent necessary for performance of the Administrator's obligations hereunder, nothing shall restrict the right of the Administrator or any of its directors, officers or employees who may be directors, officers or employees of the Fund to engage in any other business or to devote time and attention to the management or other aspects of any other business whether of a similar or dissimilar nature or to render services of any kind to any other corporation, firm, individual or association. The services of the Administrator to the Fund hereunder are not to be deemed exclusive, and the Administrator shall be free to render similar services to others so long as its services hereunder be not impaired thereby.

        10.    DURATION AND TERMINATION.

        This Agreement shall continue until terminated by the Fund or by the Administrator on sixty (60) days prior written notice to the other party.

        11.    INDEMNIFICATION.

        Administrator shall not be responsible and the Fund shall indemnify and hold Administrator harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be asserted against Administrator or for which it may be held to be liable, arising out of or in any way attributable to:

        (a)    All   actions   of   Administrator   required   to  be  taken  by
               Administrator   pursuant   to  this   Agreement   provided   that
               Administrator has acted in good faith and with due diligence.


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        (b)    The Fund's  refusal  or failure to comply  with the terms of this
               Agreement, or which arise out of the Fund's negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

        (c) The reliance on, or the carrying out of, any instructions or requests of the Fund.

        (d) Defaults by dealers with respect to payment for share orders previously entered.

        (e) The offer or sale of the Fund's shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state, with respect to the offer or sale of such shares, in such state (unless such violation results from Administrator's failure to comply with written instructions of the Fund or of any officer of the Fund that no offers or sales be made in or to residents of such state).

        Administrator shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of Administrator's willful failure to comply with the terms of this Agreement or which arise out of Administrator's gross negligence or willful misconduct.

        At any time Administrator may apply to any officer of the Fund for instructions, and may consult with legal counsel for the Fund or its own legal counsel, at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by Administrator under this Agreement and Administrator shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. Administrator shall be protected and indemnified in acting upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons and


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shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. Administrator shall also be protected and indemnified in recognizing stock certificates which Administrator reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper counter-signature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

        In no event and under no circumstances shall either party to this Agreement be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

        12.    SAFEKEEPING OF BOOKS AND RECORDS.

        Administrator hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of such certificates, uncertificated shares, forms and devices. To the extent required by Section 31 of the Investment Company Act of 1940 and Rules thereunder, Administrator agrees that all records maintained by Administrator under this Agreement are the property of the Fund and will be preserved and will be surrendered promptly to the Fund on request. Administrator and the Fund agree that all books, records, information and the date pertaining to the business of the other party which are exchanged or received pursuant to the negotiation of and the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person.


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        13.    AMENDMENT OF THE AGREEMENT.

        This Agreement or any part hereof may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

        14.    MISCELLANEOUS.

        This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

        The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

        Without prior written consent of the parties hereto, this Agreement may not be assigned by any of the parties hereto.

        This Agreement shall be deemed to be a contract made in Nebraska and governed by Nebraska law. If any provision of this agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.



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        IN WITNESS WHEREOF,  the parties hereto have caused this Agreement to be executed by their proper officers all as of the day and year first above written.
                                                   STRATUS FUND, INC.


                                             By  /s/ Michael S. Dunlap
                                                -----------------------




                                                   LANCASTER ADMINISTRATIVE
                                                   SERVICES, INC.


                                             By /s/ Chad Melcher
                                               --------------------------



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